Exhibit 5.1

LAURA ANTHONY, ESQ.

CRAIG D. LINDER, ESQ.*

JOHN CACOMANOLIS, ESQ.**

Associates and OF COUNSEL:

CHAD FRIEND, ESQ., LLM

MICHAEL R. GEROE, ESQ., CIPP/US***

JESSICA HAGGARD, ESQ. ****

PETER P. LINDLEY, ESQ., CPA, MBA

JOHN LOWY, ESQ.*****

STUART REED, ESQ.

LAZARUS ROTHSTEIN, ESQ.

SVETLANA ROVENSKAYA, ESQ.******

HARRIS TULCHIN, ESQ. *******

WWW.ALCLAW.COM WWW.SECURITIESLAWBLOG.COM DIRECT E-MAIL: LANTHONY@ALCLAW.COM

*licensed in CA, FL and NY

**licensed in FL and NY

***licensed in CA, DC, MO and NY

****licensed in Missouri

*****licensed in NY and NJ

******licensed in NY and NJ

*******licensed in CA and HI (inactive in HI)

June 13, 2024

Hycroft Mining Holding Corporation

P.O. Box 3030

Winnemucca, Nevada 89446

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Hycroft Mining Holding Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the 900,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the Amended and Restated HYMC 2020 Performance and Incentive Pay Plan (the “Plan”). The shares of Common Stock issuable pursuant to the Plan are collectively referred to herein as the “Shares”.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”); (b) the Company’s Amended and Restated Bylaws; (c) certain resolutions adopted by the Board of Directors of the Company; and (d) the Plan.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares when, and if, issued pursuant to the terms of the Plan will be validly issued, fully paid and non-assessable.

Our opinion expressed herein is limited to the internal laws of the State of Nevada and the federal laws of the United States, and we do not express any opinion herein concerning any other law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

ANTHONY LINDER & CACOMANOLIS, PLLC

/s/ Anthony Linder & Cacomanolis, PLLC

1700 Palm Beach Lakes Blvd., Suite 820 ● West Palm Beach, Florida ● 33401 ● PHONE: 561-514-0936 ● FAX 561-514-0832